Exhibit 10.11

TERMS AND CONDITIONS OF EMPLOYMENT CONTRACT

This statement sets out the Terms and Conditions of employment between Emergent Product Development UK Ltd of 540 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire RG41 5TU, UK (“the Company”)

And

DR. STEVEN CHATFIELD of 29 Wickham Way, Park Langley, Beckenham, BR3 3AE (‘You’).

This statement takes effect on and from 1 January 2012 and replaces and supersedes the Employment Contract entered into between the Company and the Employee effective on 1  January 2011 which is terminated as of the date of last signature of this statement.

1.           Position

1.1
EVP and President, Biosciences Division, reporting to Daniel J. Abdun-Nabi, President/COO, Emergent BioSolutions Inc who is based at the Company’s premises in Rockville, MD USA, or to such other person as the Company may from time to time appoint.

2.	Not used

3.           Freedom to take up employment with the Company

3.1
You undertake that any notice period you are required to give or to serve with a previous employer has expired and that by entering into or performing any of your duties for the Company, you will not be in breach of any other obligation binding on you and that you are not party to any agreements or arrangements that would conflict with your duties to the Company.

4.           Responsibilities

4.1
Your normal responsibilities are set out in your written job description but you may be required to perform other reasonable tasks from time to time (the job description does not have contractual force, but is intended as a guide to your main duties). You may be required to carry out your duties for the benefit of Group Companies of the Company, without payment of additional remuneration.

4.2
You are required to devote the whole of your time, attention and ability to the Company (or any Group Company for whom you are required to work) and to use your best endeavours to promote, develop and expand the business of the Company and its interests generally. You agree not to have any outside business or other interests which conflict or may conflict with the interests of the Company or any Group Company or which may otherwise interfere with or impede your ability to carry out your responsibilities for the Company, without specific written approval of the Company given in advance.

4.3	You must not act in any way that may be harmful to the Company’s interests and / or damages the reputation of the Company or any Group Company.

4.4
You are expected to comply with the Company’s policies and procedures (as issued and / or amended from time to time), even though these do not form part of your contract of employment. The policies and procedures are available electronically on the Company’s systems or from the Human Resources Dept. Failure to comply, may lead to disciplinary action. In the event of a conflict between the terms of this contract and any Company policy, the terms of this contract will apply.

4.5
You shall not at any time, (including during any period spent on garden leave), make any disparaging, untrue or misleading oral or written statements concerning the business and affairs of the Company or any Group Company.

5.           Duration

5.1	Your employment and period of continuous employment will commence on 2 December 2009. No prior period of employment with a previous employer counts towards your period of continuous employment.

5.2	Not used.

5.3	Subject to clause 20 below, the period of notice required by either party to terminate your employment is twelve (12) months. Notice under this sub-clause must be given in writing.

5.4
The Company may in its absolute discretion choose to terminate your employment (subject to clause 20) at any time and make you a payment of basic salary in lieu of any unexpired period of notice, less tax, national insurance contributions and any other deductions required by law.

5.5	The Company's contractual and normal retirement age is currently 65. This may be changed and/or removed if so required by the law.

6.           Salary

6.1
Your salary will be two hundred and thirteen thousand and ninety-two pounds sterling (£213,092) per annum payable by equal monthly installments directly to your bank or building society account (“Salary”). It is our normal practice to pay Salary on approximately the 24th day of each calendar month. Salary will be accrued on a daily basis. The Company’s policy is to calculate daily pay on the basis of a 260 working day year (or in a leap year a 261 working day year).

6.2	Salaries are generally reviewed annually each year in the Company’s discretion. Any changes will be notified to you in writing.

6.3
The Company reserves the right to deduct from your Salary (including Company sick pay), or from any severance pay due to you on the termination of your employment, any sums owing from you to the Company or any Group Company, including but not limited to loans, advances, debts, sums representing the value of any Company property lost by you; the cost of repairing any Company property damaged by you, or damaged as a consequence of negligence on your part; any overpayment of salary or expenses and sums paid to you by mistake or through misrepresentation and any other sums required to be deducted by law and sums authorised to be deducted by s.13 of the Employment Rights Act 1996. If you are unable to work due to accident or injury caused by a third party, the Company may deduct from your wages an amount equal to any sick pay paid to you by the Company during your absence, but the deduction will be capped at the amount of damages you recover from the third party in respect of the accident or injury concerned and you agree to the making of these deductions.

6.4
The Company shall make such Income Tax and National Insurance deductions from your remuneration (including from any payments to which you may become entitled under Clause 20 hereof) as shall be required by law

7.           Expenses

7.1
You will be reimbursed all out-of-pocket expenses necessarily and properly incurred by you on the business of the Company or any associated company provided you produce to the Company such evidence of actual payment of the expenses concerned, as the Company reasonably requires.

8.	Hours of Work

8.1
Your normal hours of work are 09.00 — 17.00 (exclusive of lunch intervals and other breaks) Monday to Friday inclusive, making a total of 35 hours per week. Times of attendance will be agreed with your Manager. You will however be expected to work such extra hours as may be reasonably required for the purpose of completing your tasks efficiently and on time. You agree that the limits on average weekly working time set out in paragraph 4(1) of the Working Time Regulations 1998 will not apply to you. However, you may withdraw your consent on giving the Company not less than 3 months’ prior written notice. You may cross through and initial this clause prior to signing the Agreement if you do not agree to the opt-out.

8.2	Overtime is only paid in exceptional circumstances and with the written agreement of your Line Manager.

9.           Mobility and Travel

9.1
While the Company’s offices in Winnersh, (wherever located there), will be your normal place of work, the Company reserves the right to relocate its operations or open additional sites elsewhere in the UK. If so requested by the Company on not less than one month’s notice, you agree to move on permanent or temporary basis to a new place of work or the place of work of another Group Company, within a radius of 30 miles from Winnersh.

9.2
You will undertake any travel either in the UK or overseas as may be necessary to carry out your responsibilities and acknowledge that the Company’s expectation is that you will spend approximately 50% of your working time at the US sites of the Company’s affiliates.

10.           Holiday

10.1
Our holiday year runs from 1st January to 31st December. In addition to the normal English Public and Bank Holidays you are entitled to 25 days paid holiday, which accrues at the rate of 25/52 days for each complete calendar week of employment.

10.2
All holiday must be taken at times agreed in advance with your line manager. Employees are encouraged to give their line manager as much notice of holiday requests as possible, and at least 7 days in any event, since holiday requests need to accommodate the Company’s business needs.

10.3
Where you have not taken your full accrued holiday entitlement on leaving you will be paid in lieu for your untaken entitlement calculated on a pro-rata basis up to the date of termination of your employment. If you have taken more holiday than your accrued holiday entitlement for that year, you agree that the Company is authorized to deduct the value of the excess days from your Salary and/or from any severance pay due to you on the termination of your employment. The Company reserves the right to require you to take any outstanding holiday leave during a period of notice.

10.4
You are entitled to carry forward into the next holiday year a maximum of 5 days holiday which have accrued but which have not been taken before the end of the holiday year. These 5 days must be taken by 31st March of the next holiday year. Any carried forward holiday remaining at this date will lapse. You may not take more than 30 days holiday in any one year.

11.           Notification of Absence

11.1
If you cannot attend work you should telephone the Company or arrange for someone to telephone or otherwise deliver a message on your behalf as soon as possible on your first day of absence and indicate when you expect to return to work. If your return to work is delayed you should contact the Company again in the same way on each following day of absence.

11.2
If you are prevented by illness or accident from working for seven or more consecutive days you must provide a medical practitioner’s statement on the eighth day and weekly thereafter. A self-certification form must be completed and produced to the Company immediately following your return to work for shorter periods of absence.

12.           Sick Pay

12.1	If you are entitled to Statutory Sick Pay (“SSP”) the Company will pay it to you.

12.2
During absence due to sickness or injury, Company Sick Pay equivalent to your normal Salary, may be paid at the Company’s discretion. Any Company Sick Pay shall include any statutory Sick Pay in accordance with the then prevailing rules of the Statutory Sick Pay Scheme.

12.3	Full details of the Company Sickness / Absence Policy and Procedure are available electronically on the Company’s systems and from the Human Resources Dept.

12.4
Subject to your meeting any conditions of eligibility, (which may include passing medical examinations to the satisfaction of the relevant insurers and completing the necessary paperwork), at the Company’s cost you may participate in the Company’s Permanent Health Insurance (“PHI”) plan, subject to the rules of the relevant plan which may vary from time to time.

12.5	In relation to permanent health insurance:-

(a)
It shall be your responsibility (rather than the Company's) to establish to the satisfaction of the PHI plan providers that your illness or incapacity qualifies for the purpose of the Company making a valid claim under the PHI plan for your benefit. The Company shall be under no obligation to sue the relevant PHI plan providers in the event of any claim relating to you is refused and/or or any payment withheld;

(b)	The Company shall be under no obligation to make payments to you under the scheme unless the insurer has agreed to meet the said payments;

(c)	The Company shall be entitled to make such deductions from the monies due to you, whether in respect of tax or otherwise, as may be required by law ;

(d)	Where payments are made under the scheme, all other salary and benefits provided to you shall cease except those benefits in respect of which the Company is fully reimbursed by the PHI insurers;

(e)
For the avoidance of doubt, the fact you are covered under the PHI scheme, or are absent from work and awaiting the required waiting period to expire for you to submit a claim or are already in receipt of benefits following the admission of a claim, will not prevent the Company terminating your employment for cause, including misconduct, redundancy, incapacity or some other substantial reason, regardless of any effect such termination may have on your entitlement to receive or continue to receive any cover or benefits under the PHI plan.

12.6
Where the Company anywhere in this Agreement offers insurance based benefits, the Company reserves the right to make reasonable changes to the plan rules and to provide broadly equivalent benefits through an alternative insurer.

13.           Medical Examination

13.1
The Company may reasonably require you to be examined by a Company appointed doctor at its own expense. The doctor may report to the Company and its professional advisers, on your fitness to do your job or other appropriate work. The Company may also require verification from your own GP that you are fit to return to work after a period of absence or sickness incapacity. This clause is without prejudice to your statutory rights, including your rights under the Access to Medical Reports Act 1988.

14.           Pension Scheme

14.1
The Company agrees to contribute 13% of your Salary in equal monthly installments to an appropriate and qualified personal pension plan nominated by you provided that you contribute at least 2.5% of your Salary.

15.           Bonus & Merit

15.1
Based upon your performance against your individual goals, major responsibilities and behavioural competencies, the performance of your division or group along with the Company’s and Group Companies’ overall performance, you may become eligible for additional compensation. You shall be eligible for an annual bonus opportunity up to 45% of the portion of your salary earned by you in a given year.  This additional compensation may include an annual merit increase for the next year, and/or a target bonus award in respect of the relevant year’s performance awarded on the normal bonus payment date in the following year.  Merit increase and target bonus amounts will be prorated based on your hire date for your first year of employment with Emergent. The fact that a bonus is paid in one or more years is no guarantee that bonuses will be paid in subsequent years. As the bonus is also intended to incentivise employees to remain in the employment of the Company, payment of any bonus is conditional on your remaining in the employment of the Company and not being under, or having given, notice to terminate your employment at the date bonus is payable. Bonuses are normally paid in March following the end of the bonus year.

16.           Life Assurance

16.1
You will become a member of the Company’s Life Assurance Scheme when you commence permanent employment subject to meeting any conditions of eligibility and the rules of the Scheme from time to time (these may require you to pass a medical examination to the satisfaction of the benefit providers as condition of cover). In the event of death during your employment the sum of four times Salary, subject to the HM Revenue and Customs Earnings Cap from time to time, will be payable.

17.           Private Medical Cover

17.1
At the discretion of the Company, you may join the Company’s Private Medical Insurance Scheme at the Company’s expense and you may pay for dependants (as defined in the scheme) to be included. The Company reserves the right at any time to arrange equivalent cover through an alternative insurer. The provision of cover (including alternative cover) is conditional on your satisfying any conditions (such as passing a medical examination to the satisfaction of the relevant insurers and completing the necessary paperwork) and accepting any restriction imposed by the insurer and subject to the rules of the scheme which may vary from time to time. Details of the scheme in operation are available from the Administration office.

18.           Grievance and Disciplinary Procedures

18.1
The Company’s Grievance and Disciplinary procedures can be viewed electronically on the Company’s systems and are also available from the Human Resources Dept. It is the Company’s policy to deal fairly with disciplinary issues and grievances, which arise, in accordance with these procedures. The Grievance and Disciplinary Procedures do not form part of your contract or otherwise have contractual effect.

18.2
If you have a grievance relating to your employment or wish to appeal against disciplinary action or decisions, you should, in the first instance, notify your line manager in writing making it clear that you are raising it formally. If the grievance is against your line manager personally, you should notify your grievance or appeal in writing to a member of the Senior Management Team. The person so notified will hear the matter himself or appoint another executive of the Company to do so in line with the Company’s procedures.

19.           Company Systems

19.1
The Company’s e-mail and Internet system must be used for Company and only essential personal use in accordance with the Office Systems Policy which is available electronically on the Company’s system and from the Human Resources Dept.

19.2
All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using Company property or on Company premises will be treated by the Company as work related and are subject to occasional interception, recording and monitoring without further notice. You should not regard any such communications as private.

19.3
Interception, recording and monitoring of communications is intended to protect the Company’s business interests, for example but without limitation, for the purposes of quality control, security of communication and IT systems, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements. Monitoring may also be required if you are absent from work, so that your work can be properly attended to. Such interception, recording and monitoring will not be undertaken for prurient interest. Intercepted communications may be used as evidence in disciplinary or legal proceedings, including in any such action against you.

19.4	By transmitting, undertaking or receiving communication using Company property or on Company premises you consent to the above terms.

20.           Termination

20.1
The Company can dismiss you without prior notice or pay in lieu (and you will not be entitled to damages) for conduct amounting to gross misconduct or any other conduct or performance issues of equivalent seriousness. A non-exhaustive list of the grounds for summary dismissal is contained in the Company’s Disciplinary Procedure.

20.2           Once notice of termination has been given by either party.

(a)
the Company may send you on paid leave of absence, suspend you from performing your job and/or exclude you from entering our premises (“garden leave”). During your employment or any notice period, the Company may, in its absolute discretion, assign you to different tasks consistent with your position or require you to perform no tasks at all. This may include requiring you to stay at home and to have no contact with the Company’s clients, suppliers or employees for part or all of your suspension period. You will continue to receive your Salary and all your contractual benefits during the suspension period. Your implied duties of loyalty and good faith will continue to apply whether or not you are actually working and you may not be engaged or employed by or take up any office or partnership in any other company, firm or business, or trade on your own account without the Company’s written permission.

(b)	you must not make any public statements in relation to the Company or your employment or its termination .

20.3
At the end of your employment, or earlier if the Company requests, for whatever reason you must return all Company property, including all equipment, documents, computer disks or tapes and all other tangible items in your possession or control belonging to, or containing any confidential information of, the Company or an associated employer.

20.4	(a)
If during the term of this Agreement your employment with the Company is terminated by the Company without Cause, other than under the circumstances described in clause 20.5(a) below, then, subject to clause 20.4(d) below, you shall become entitled to:

(i)	any unpaid Base Salary and accrued holiday entitlement through the date of termination;

(ii)	pro rata target annual bonus in respect of the year of termination;

(iii)	any bonus earned but unpaid as of the date of termination for any previously completed year;

(iv)	reimbursement for any unreimbursed expenses incurred by you prior to the date of termination;

(v)	an amount equal to 125% of your Compensation;

(vi)	employee and fringe benefits and perquisites, if any, to which you may be entitled as of the date of termination under the relevant plans, policies and programs of the Company;

(vii)
continued eligibility for you and your eligible dependants (where such dependents are then participants) to receive Employee Benefits (to the extent permitted thereunder), for a period of 3 months following your date of termination, except where the provision of such Employee Benefits would result in a duplication of benefits provided by any subsequent employer; and

(viii)
any rights you may have such as stock options, stock appreciation rights, restricted stock, restricted stock units and other stock unit awards (collectively “Equity Awards”) under any relevant Company or EBSI agreement held by you, that is outstanding on the date of termination of employment shall be governed by the terms and conditions set forth in such agreement.

(b)	Any payments payable under this clause 20 shall be paid, in the Company’s sole and absolute discretion, as a single, lump sum payment within thirty days following the termination of employment.

(c)
If your employment with the Company is terminated by the Company with Cause (including without limitation pursuant to clause 20.1, above), then you shall not be entitled to receive any compensation, benefits or rights set forth in this clause 20.4 or in clauses 20.5 or 20.6 below (other than Salary and Employee Benefits including accrued but untaken holidays, up to the date of termination of employment, less tax and any other deduction required by law), and any stock options or other equity participation benefits vested on or prior to the date of such termination, but not yet exercised, shall immediately terminate and lapse.  If circumstances arise which constitute Cause, but do not justify summary termination of your employment by the Company under clause 20.1 or under English law, then your employment under this Agreement may be terminated by the Company giving you the statutory minimum period of notice required under English law, or a payment of Salary in lieu thereof, net of tax, employee national insurance contributions and any other deductions required by law.

(d)
If your employment with the Company is terminated by the Company without Cause, as a condition of payment of any of the amounts under clause 20.4(a), you shall be obligated to comply with the obligations set forth in subsections (i) through (iv), below:

(i)
you shall not, for a period of twelve (12) consecutive months after the termination of your employment, less any period that you are required to spend on “garden leave” in accordance with clause 20.2(a) of this Agreement, directly or indirectly, either alone or in association with others: (A) induce, counsel, advise, solicit or encourage, or attempt to induce, counsel, advise, solicit or encourage any person employed or engaged by the Company or any Group Company, who as at the date your employment terminates, (or in the four months prior thereto if they have left as a result of solicitation by you), is carrying out the functions of a director, associate director, vice-president, senior vice-president, officer or other post that is higher in seniority than persons with the job title of director, and with whom in each case you have had dealings during the Relevant Period, to terminate his/her employment or engagement with the Company, or any Group Company, or accept employment with any other person or entity, (B) in connection with any business which competes with the business of  the Company or any Group Company with which you were involved during the Relevant Period, solicit, interfere with, or endeavor to cause any customer or business partner of the Company or any such Group Company, with whom you have had business dealings on behalf of the Company or any such Group Company during the Relevant Period, to cease or reduce its relationship with the Company, or any such Group Company, or induce or attempt to induce any such customer, or business partner to breach any agreement that such customer, or business partner may have with the Company, or any such Group Company;

(ii)
you shall not, for a period of twelve (12) consecutive months after the termination of your employment, less any period you are required to spend on “garden leave” in accordance with clause 20.2(a) of this Agreement, directly or indirectly, whether or not for compensation, and whether or not as an employee, be employed or engaged or otherwise involved in any company, firm or business, competing in the Territory with any part of the business of the Company or any Group Company with which you were involved during the Relevant Period.  The Territory shall mean England and any other part of the UK and any other country, state, region or locality in which the Company or such Group Company is then doing business or marketing products at the date on which your employment with the Company terminates, with which business you were concerned or involved during the Relevant Period.  Nothing in this subsection shall prevent you from owning up to 3% of the issued shares or securities of any publicly traded company.  With respect to this sub-section, but without prejudice to the generality of the foregoing, it is understood and agreed that a business is not competing with the business of the Company or any Group Company if: (A) your duties with respect to such business relate solely to discrete business units which do not compete with the business of the Company or any Group Company; or (B) the competitive activity is limited to geographical markets or products in which the Company or any Group Company was not engaged (whether by manufacture, distribution, sale, or development for manufacture, distribution, or sale) during the period of two (2) years immediately preceding the termination of your employment with the Company.

(iii)
you shall, upon reasonable notice and at the Company’s expense, cooperate fully with any reasonable request that may be made by the Company (giving due consideration for your obligations with respect to any new employment or business activity) in connection with any investigation, litigation, or other similar activity to which the Company or any Group Company is or may be a party or otherwise involved and for which you may have relevant information.

(iv)
you shall sign and deliver a waiver and release and/or, at the Company’s option, a compromise agreement in a form acceptable to the Company, under which you shall, inter alia, release and discharge the Company and all Group Companies, officers, directors, employees, agents and affiliates, among others, from and on account of any and all claims that relate to or arise out of the employment relationship between the you and Company.

(e)
Should you breach any obligation set forth in clause 20.4(d), above, (which breach remains uncured for a period of 10 days following written notice) the Company shall be relieved of any obligation to make further payments to you under this clause 20.4 and

(f)
Should you breach any obligation set forth in clause 20.4(d), above, (which breach remains uncured for a period of 10 days following written notice) the Company shall be entitled to receive full repayment and restitution of such amounts theretofore paid to you under this clause 20.4 as represents a reasonable estimation of the Company’ loss and damage flowing from your breach.

20.5           If during the term of this Agreement

(a)	your employment with the Company is terminated by the Company without Cause, or you resign for Good Reason, in each case within eighteen (18) months following a Change of Control, or

(b)
your employment with the Company is terminated prior to a Change of Control (which subsequently occurs) at the request of a party involved in such Change of Control, or otherwise in connection with or in anticipation of a Change of Control, then in the case of each of sub-clauses (a) and (b) you shall become entitled to the compensation, benefits and rights set forth in clause 20.6 (a) through (g), inclusive.

20.6	In the event of a termination of your employment under the circumstances prescribed in clause 20.5 (a) or (b), you shall be entitled to:

(a)	A cash lump sum, payable within thirty (30) days following the date of termination, of employment equal to the sum of:

(i)	your pro rata target annual bonus in respect of the year of termination through the date of termination;
(ii)	any unpaid Base Salary and accrued holiday entitlement through the date of termination;
(iii)	any bonus earned but unpaid as of the date of termination for any previously completed year;
(iv)	reimbursement for any unreimbursed expenses incurred by you prior to the date of termination;
(v)	an amount equal to 200% of your Compensation.

(b)	Such Employee Benefits, if any, to which you may be entitled as of the date of termination of employment under the relevant plans, policies and programs of the Company.

(c)
Any unvested EBSI Equity Awards held by you that are outstanding on the date of termination of employment shall become fully vested as of such date, and the period during which any EBSI Equity Award held by you that is outstanding on such date may be exercised shall be extended to a date that is the later of the fifteenth day of the third month following the date, or December 31 of the calendar year in which, such EBSI Equity Award would otherwise have expired if the exercise period had not been extended, but not beyond the final date such EBSI Equity Award could have been exercised if your employment had not terminated, in each case based on the terms of such option at the original grant date.

(d)
Continued eligibility for you and your eligible dependents (where such dependents are then participants) to receive Employee Benefits (to the extent permitted thereunder), for a period of 12 months following the date of termination of your employment, except where the provision of such Employee Benefits would result in a duplication of benefits provided by any subsequent employer.

(e)
All rights you have to indemnification from the Company immediately prior to the Change of Control shall be retained for the maximum period permitted by applicable law, and any director’s and officer’s liability insurance covering you immediately prior to the Change of Control shall be continued throughout the period of any applicable statute of limitations and subject to the terms of the said insurance policy as amended from time to time.

(f)
The Company shall advance to you all costs and expenses, including all attorneys’ fees and disbursements, incurred by you in connection with any legal proceedings (including arbitration), which relate to the termination of employment or the interpretation or enforcement of any provision of clause 20.5, and you shall have no obligation to reimburse the Company for any amounts advanced hereunder where you prevails in such proceeding with respect to at least one material issue, it being acknowledged that settlement of any such proceeding shall relieve you from any reimbursement obligation.

20.7
Notwithstanding anything herein to the contrary, in the event that your employment is terminated or you resign under circumstances that give rise to payment and/or benefits being made or provided to you under clause 20.4 or clause 20.6 (the “Severance Payments”), you agree that the Company may deduct the total amount of any and all “Notice Payments” paid or payable to you by the Company from the total amount of the Severance Payments which would otherwise be due to you.  In this Agreement, “Notice Payments” shall mean: (a) all payments and/or benefits paid and/or provided to you during any period of notice of termination of employment (whether notice is served by you or by the Company); and (b) all payments in lieu of notice of termination of employment paid to you by the Company.  Any Severance Payments which are paid to you under this Agreement shall offset, be credited towards and reduce the amount of any Notice Payments that may be due to you under this Agreement or under English law.

20.8	The following terms as used in clauses 20.4 through 20.6 shall have the meanings set forth below:

“Applicable Bonus” shall mean your individual annual target bonus at the date of termination.

“Base Salary” shall mean your annual base salary in effect on the date of the Change of Control or the date of termination, whichever is applicable.

“Cause” shall mean each of the following that results in demonstrable harm to the Company’s financial condition or business reputation: (1) your conviction of or plea of guilty or no contest to any felony, crime of moral turpitude or any crime under the laws of the United Kingdom which is punishable by a term of imprisonment other than a driving offence; (2) your dishonesty or disloyalty in performance of duties; (3) conduct by you that jeopardizes the Company’s right or ability to operate its business; (4) your violation of any of the Company’s policies or procedures, (including without limitation employee workplace policies, anti-bribery policies, insider trading policy, communications policy, etc) if uncured within two weeks of written notice by the Company; or (5) your willful malfeasance, misconduct, or gross neglect of duty.

“Change of Control” shall have the meaning set forth in EBSI’s Severance Plan and Termination Protection Program (“SPTPP”), as it may be amended from time to time.   Any terms defined in such definition shall have the meaning set forth in the SPTPP.

“Compensation” shall mean the sum of your Applicable Bonus and Base Salary.

“Employee Benefits” shall mean the employee and fringe benefits and perquisites (including without limitation all medical, dental and life insurance) and pension benefits (including maximum matching contributions) made available to you (and your eligible dependents) immediately prior to a Change of Control or a termination of employment, as the case may be, (or the economic equivalent thereof where applicable laws prohibit or restrict such benefits) provided that “Employee Benefits” shall not include life insurance in excess of one year or disability insurance.

“Good Reason” shall mean (i) a decrease in your base salary or bonus opportunity, (ii) a diminution in the aggregate employee benefits and perquisites provided to you, (iii) a diminution in your title, reporting relationship, duties or responsibilities at the Company , or (iv) relocation of the primary office of the Company more than 35 miles from its current location or (v) the failure of any successor to the Company or any Acquiring Corporation (as defined in Section 1E(c ) of the SPTPP to explicitly assume the SPTPP and the Company’s obligations thereunder and maintain the SPTPP in effect for a period of at least 18 months.

“Relevant Period” shall means the period of 12 months prior to the termination of your employment with the Company.

21.           Confidentiality

21.1
You will, in fulfilling your responsibilities, have access to confidential information relating to the Company or any Group Company and develop knowledge and influence over the Company’s suppliers and/or customers and/or be involved in making inventions or creating copyright material.

21.2
You shall not, either during or after your employment for whatever reason, divulge or communicate or disclose to any person or persons, except authorized members of the Company, or make use of yourself, any Confidential Information relating to the business of the Company or any Group Company or any user of the Company’s services, or any company, organization or business with which the Company is involved in any kind of business venture, transaction or partnership, or any other information concerning the business of the Company or any Group Company which may have been disclosed to you or which may otherwise have come to your attention. You will likewise use your best endeavours to prevent the unauthorized publication or disclosure of any such trade secrets or confidential information.

21.3
This restriction shall cease to apply to information required to be disclosed by law or by a competent court or tribunal or to information or knowledge which comes into the public domain, otherwise than by reason of your default. Nothing in this Agreement shall prevent you from making a protected disclosure within the meaning of the Employment Rights Act 1996.

21.4
‘Confidential Information’ includes but is not limited to business and marketing plans, customer and price lists, the requirements of customers and potential customers for the Company’s or any Group Companies’ products and services, management accounts, budgets and other sales or financial data, the terms on which the Company or any Group Companies do business with third parties, details of any pending or threatened litigation, details of confidential and proprietary computer technology (including source and object codes), any confidential information relating to scientific data, formulae or processes, (including unpublished research and development reports, unpublished test results, and details of products and services in the course of development). Any other information which is the subject of an obligation of confidence owed to a third party.

22.           Intellectual Property

22.1	You acknowledge, having regard to the nature of the business of the Company and any Group Company and the nature of your expertise that:

22.1.1	your normal duties under your contract of employment may include the making or creation of Work Product;

22.1.2	Work Product may reasonably be expected to result from your carrying out such duties; and

22.1.3
due to the nature of your duties and the particular responsibilities arising from the nature of such duties, you have a special obligation to further the interests of the Company’s and/or any Group Company.

22.2
You shall make the existence of all Work Product known to the Company immediately on its creation or discovery whether that Work Product was created or discovered alone or in conjunction with a third party, in the course of your employment.

22.3
You agree to keep and maintain adequate and current written records of all Work Product (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

22.4
Subject always to clause 22.10, you acknowledge that by virtue of the provisions of the Patents Act 1977, the Copyright, Designs and Patents Act 1988 and the Registered Designs Act 1949, inventions, copyrights and designs made and/or created by you in the course of your employment vest in and are owned by the Company by operation of law.

22.5
To the extent that you make, or discover, or participate in the making or discovery of any Work Product, and that Work Product does not vest in the Company as per clause 22.4, you now assign (by way of an assignment of present and future rights) to the Company all rights, including but not limited to Intellectual Property rights, in the Work Product throughout the world for the duration of those rights, including any extensions and renewals and including the right to bring claims for past infringements, in each case to the fullest extent permitted by law and where not permitted by law, you shall hold such Work Product on trust for the Company pending assignment.

22.6
You  shall, at the expense of the Company, do all things and execute all documents reasonably necessary or desirable to enable the Company or its nominee to obtain the full benefit of all Work Product made by you in the course of your employment and to secure patent or other appropriate protection for it and for vesting all rights in the same in the Company or its nominee, (including where applicable using your reasonable endeavours to procure a suitable assignment in favour of the Company by any relevant third party co-inventors or co-authors), and for such purposes you hereby appoint the Company as your attorney with the power, but not the obligation, to sign, execute or do any such instrument or thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause 22, which power shall be coupled with an interest and shall be irrevocable.

22.7
For the avoidance of any doubt, in the event that you make or create any Intellectual Property in the course of any consultancies or other commitments, which you have notified the Board of and received Board approval in writing from time to time, such Work Product shall not (subject to any agreement to the contrary) be taken to have been created by you in the course of this employment.

22.8
Subject to the provisions of clause 22.10, you shall not make any applications for any patents, or other registered rights in respect of any Work Product, except pursuant to prior written authorisation from the Company.

22.9
You hereby waive all and any moral rights (as provided for by Chapter IV of the Copyright Designs and Patents Act 1988 or any similar law in any jurisdiction to the fullest extent permitted by law) in any Work Product.

22.10	The provisions of this Agreement shall be subject at all times to your rights under sections 39 and 40 of the Patents Act 1977.

22.11
All rights and obligations under this clause 22 in respect of Work Product shall continue in full force and effect after the termination of your employment and shall be binding on your personal representatives.

23.           Statutory Particulars

23.1	Nothing in these Terms and Conditions of Employment detracts from your freedom of choice with regard to membership of a Trade union or Professional Body.

23.2	No employment with a previous employer counts towards your period of continuous service.

23.3	This Agreement incorporates your statutory particulars of employment. No collective agreements affect your terms and conditions of employment.

24.           Health & Safety

24.1
You have a legal duty to take reasonable care for the health and safety of yourself and of other persons who may be affected by your acts or omissions at work, You must also cooperate with the Company so that the Company can discharge its statutory obligations. No employee or other person shall intentionally or recklessly interfere with, or misuse, anything that is provided in the interests of health, safety or welfare.

24.2	You are required to adhere to the Company’s no smoking policy which prohibits smoking in all Company premises.

25.           Miscellaneous

25.1
Any notice to be given pursuant to these terms and conditions must be given in writing and delivered either by courier, by hand, by first class post or by facsimile. Any notice to you will be sent to your last known address or facsimile number or given to you at your place of work and any notice to the Company should be sent to its registered office from time to time. A notice will be deemed to have been served at the time of delivery if sent by courier or by hand, on completion of transmission by the sender if sent by facsimile and 2 clear days after the date of posting if sent by first class post.

26.           Employee Data

26.1
You consent to the Company holding and processing both personal data and sensitive personal data (the latter includes your religious beliefs, your ethnic or racial origin, information relating to your physical or mental health and any unspent criminal convictions), for all purposes relating to your employment. In particular you agree that the Company can hold and process personal and sensitive personal data to: (a) pay and review your remuneration and other benefits, and for these purposes may transfer your personal data to external payroll providers, whether based in the UK, US or any other country, for the purposes of payroll administration; (b) provide and administer any such benefits; (c) determine your fitness to work for the Company or your entitlement to sick pay or maternity or other leave of absence; (d) provide information to HM Revenue & Customs (or other taxation authorities), the police, other regulatory bodies, the Company's legal advisers and potential purchasers of the Company or any business area in which you work and to any investors or potential investors in the Company; (e) administer and maintain personnel records (including sickness and other absence records); (f) carry out performance reviews, internal investigations, disciplinary or grievance procedures; (g) give references to future employers; and (h) transfer personal and sensitive personal data concerning you to a country outside the EEA (and, in particular, to the HR department of any Group Company based overseas including in the US, particularly for the purposes of HR administration including as part of the Company’s and Group Companies’ SAP and NuView systems and you understand that such countries outside the EEA may not have laws to protect your personal information.

27.           Entire Agreement

27.1
This Agreement is in substitution for any previous contract or offer letter of employment between the Company and you which shall be deemed to have been terminated by mutual consent and without giving rise to claims against the Company. You hereby acknowledge and warrant that there are no agreements or arrangements whether written, or oral, or implied between the Company and you relating to your employment by the Company other than those expressly set out in this Agreement and that you are not entering into this Agreement in reliance on any representation not expressly set out herein.

28.           Changes

28.1
The Company reserves the right to make reasonable amendments to your terms of employment to take account of changes in employment practice, changes in the law and the Company’s operational requirements. Minor amendments will be notified by way of a general notice sent to all employees and unless otherwise set out in the notice, shall take effect from the date of the notice. Other reasonable changes shall take effect after one month’s written notice to you.

29.           Third Parties

29.1	No term of this Agreement is enforceable under the Contract (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

30.           Choice of Law

30.1
The terms and conditions of your employment are governed and will be construed in accordance with English law and all claims, disputes and proceedings are subject to the exclusive jurisdiction of the English courts.

31.           Definitions

31.1	Any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to.

31.2
‘Group Company’ means any company which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company and “subsidiary” and “holding company” have the meanings attributed to them by section 1159 of the Companies Act 2006.

31.3	‘Board’ shall mean the Board of Directors of the Company from time to time or any person and any committee of the board duly appointed by it.

31.4
‘Intellectual Property’ means any and all rights in and/or to: (a) patents; (b) inventions, discoveries, utility models and improvements whether or not capable of protection by patent or registration; (c) copyright and related rights; (d) moral rights; (e) design rights; (f) trade marks and service marks; (g) business or trade names, domain names, rights in get-up, rights to goodwill or to sue for passing off or unfair competition; (h) database rights; (i) confidential information, know-how, ideas, trade secrets; and (j) other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world; and,

31.5
‘Work Product’ shall mean concepts, inventions, improvements, technical ideas, devices, processes, discoveries, designs, works (together “Works”) or the creation or discovery of any other Intellectual Property and any other matter, process or thing, made or developed by you (whether alone or with others) during the term of your employment, to the Company, either:

(a)	in the course of carrying out your duties to the Company (whether or not during normal working hours); or

(b)
outside the course of providing your duties to the Company but where such Works, matter, process or thing relates to the business of the Company or any Group Company, or to projects carried out by you on behalf of the Company or any Group Company, or is capable of being used in the business carried on by the Company or any Group Company, or involves the use of Confidential Information of the Company or any Group Company or using the Company’s or any Group Company’s stationary equipment and/or facilities.

Please confirm that you accept this appointment on the above Terms and Conditions, by signing the duplicate of this letter and returning it to me as soon as possible.

Executed as a deed by Emergent Product Development UK Limited acting by DANIEL J.  ABDUN-NABI a director, in the presence of:
/s/ Daniel J. Abdun-Nabi
[SIGNATURE OF DIRECTOR]
[NAME, ADDRESS [AND OCCUPATION] OF WITNESS]
/s/ Dawn M. Jones [SIGNATURE of Witness]
Dawn M. Jones 2273 Research Blvd. Rockville, MD 20850 Executive Assistant
[Missing Graphic Reference]
....................

Signed as a deed by DR STEVEN CHATFIELD in the presence of:	/s/ S.N. Chatfield Employee
/s/ Karen D. Hegarty [SIGNATURE OF WITNESS] [NAME, ADDRESS [AND OCCUPATION] OF WITNESS]

Karen D. Hegarty
2273 Research Blvd.
Rockville, MD  20850
Executive Assistant